Exhibit 99.01

General Employment Enterprises, Inc., One Tower Lane, Suite 2200,
Oakbrook Terrace, IL  60181, (630) 954-0400	  AMEX:  JOB


FOR IMMEDIATE RELEASE                                   July 27, 2006

COMPANY:   General Employment Enterprises, Inc.

CONTACT:   Doris A. Bernar
           Communications Manager & Assistant Corporate Secretary
           Phone (630) 954-0495    (630) 954-0592 fax
           e-mail  invest@genp.com



         General Employment Reports Third Quarter Results -
                   54% Increase in Net Income


OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported net income of $400,000, or $.08 per share, for the quarter ended June 30, 2006, compared with net income of $259,000, or $.05 per share, for the same quarter last year.

The Company's consolidated net revenues for the quarter were $5,321,000, about even with $5,319,000 for the same quarter last year. Placement service revenues of $2,755,000 were up 19%, while contract service revenues of $2,566,000 decreased 15%.

Commenting on the Company's performance for the quarter, Herbert F. Imhoff, Jr., board chairman and CEO, said, "I am pleased with the growth that the Company achieved in placement service revenues and earnings. Due to a growing demand for placement services, our net income increased 54% over the third quarter of last year, and we had our most profitable quarter since the 2001 recession began."

Mr. Imhoff went on to say, "The improvement in placement service revenues resulted from a 20% increase in the number of placements and the downturn in contract service revenues reflects a 16% decrease in billable contract hours. Our average placement fees and hourly billing rates were about the same as last year. Because of the stronger demand for placement services, the Company focused its efforts on that business and therefore experienced a lower level of contract business during the quarter."


                          Nine Month Results

For the nine months ended June 30, 2006, the Company had net income of $703,000, or $.13 per share (diluted), compared with net income of $399,000, or $.07 per share (diluted), for the same period last year. Consolidated net revenues for the nine-month period were $15,034,000, up 1% compared with $14,953,000 last year.

There was no provision for income taxes in either year, because of the availability of losses carried forward from prior years.



                     Business Information

General Employment provides professional staffing services through a network of 20 branch offices located in 10 states, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. The Company's past revenues and revenue patterns are not necessarily indicative of future performance. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract qualified personnel for regular full-time placement and contract assignments, and the ability of the Company to attract and retain qualified corporate and branch management.



                 GENERAL EMPLOYMENT ENTERPRISES, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                  (In Thousands, Except Per Share)

                                    Three Months          Nine Months
                                    Ended June 30        Ended June 30
                                   2006      2005       2006      2005

Net revenues:
  Contract services              $ 2,566   $ 3,011    $ 7,889   $ 8,741
  Placement services               2,755     2,308      7,145     6,212
  Net revenues                     5,321     5,319     15,034    14,953

Operating expenses:
  Cost of contract services        1,848     2,133      5,606     6,193
  Selling                          1,664     1,403      4,354     3,814
  General and administrative       1,453     1,548      4,509     4,604
  Total operating expenses         4,965     5,084     14,469    14,611

Income from operations               356       235        565       342
Investment income                     44        24        138        57

Net income (1)                   $   400   $   259    $   703   $   399

Average number of shares:
  Basic                            5,148     5,141      5,148     5,140
  Diluted                          5,313     5,383      5,340     5,361

Net income per share:
  Basic                          $   .08   $   .05    $   .14    $  .08
  Diluted                        $   .08   $   .05    $   .13    $  .07

  __________________________________________________
(1) There was no provision for income taxes in either year, because of the availability of losses carried forward from prior years.



                GENERAL EMPLOYMENT ENTERPRISES, INC.
           SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                          (In Thousands)


                                                   June 30    September 30
                                                     2006         2005

Assets:
  Cash and cash equivalents                        $ 5,544      $ 5,236
  Accounts receivable, net, and
        other current assets                         2,633        2,496

     Total current assets                            8,177        7,732
  Property and equipment, net                          735          632

     Total assets                                  $ 8,912      $ 8,364


Liabilities and shareholders' equity:
  Current liabilities                              $ 2,359      $ 2,514
  Shareholders' equity                               6,553        5,850

     Total liabilities and shareholders' equity    $ 8,912      $ 8,364